InGen Dynamics, Inc.

ANNUAL REPORT

4500 Great America Parkway, Santa Clara, CA.

www.ingendynamics.com

This Annual Report is dated April 30, 2026.

TABLE OF CONTENTS

THE COMPANY

DIRECTORS OF THE COMPANY

OFFICERS OF THE COMPANY

PRINCIPAL SECURITY HOLDERS

BUSINESS AND ANTICIPATED BUSINESS PLAN

RISK FACTORS

OWNERSHIP AND CAPITAL STRUCTURE

Description of Issuer’s Securities

RELATED PARTY TRANSACTIONS

Exhibit A — FINANCIAL STATEMENTS

THE COMPANY

1. Name of issuer:

The name of the issuer is InGen Dynamics, Inc., a Delaware corporation (the “Company”).

DIRECTORS OF THE COMPANY

2.

Name:	Arshad Hisham
Dates of Board Service:	July 2015 to present
Principal Occupation:	Business executive and entrepreneur
Employer Dates of Service:	July 2015 to present
Employer’s Principal Business:	Robotics
List all positions and offices with the issuer held and the period of time in which the director served in the position or office:	Director and Chairman of the Board (July 2015 to present) Founder and Chief Executive Officer (July 2015 to present) Secretary (September 2015 to present)
List the employers, titles and dates of positions held during past three years with an indication of job responsibilities:	Employer: InGen Dynamics, Inc. Principal Business: Robotics Title: Founder, Chief Executive Officer, Secretary and Chairman Responsibilities: See “Officers of the Company,” below

The Board of Directors currently consists of one director, Mr. Hisham.

OFFICERS OF THE COMPANY

3.

Name:	Arshad Hisham
Title:	Founder, Chief Executive Officer, Secretary and Chairman
Dates of Service:	July 2015 to present
Responsibilities:	General supervision, direction and control of the business and the Company’s officers, employees and other service providers; product strategy, capital allocation, operations and external relationships
Prior positions and offices with the issuer:	Founder, Director and Chief Executive Officer (July 2015 to present) Secretary (September 2015 to present) Chairman of the Board (July 2015 to present)
Other employers, titles and dates of positions held during past three years:	n/a
Name:	Rajeev Verma
Title:	Chief Technology Officer
Dates of Service:	January 2022 to present
Responsibilities:	Oversee and supervise the Company’s research, development and technical operations, including engineering strategy across the Aido, Fari, Senpai, Kaiser.HAUS, Sentinel and Origami product lines
Prior positions and offices with the issuer:	n/a
Other employers, titles and dates of positions held during past three years:

More than 15 years of experience managing diverse product portfolios and engineering strategies.

Has worked with or served major global aerospace-and-defence organizations, including Boeing, Rolls-Royce, BAE Systems, NATS and QinetiQ.

Name:	John R. Christman
Title:	Chief Advisor, Special Projects (AI and Automation)
Dates of Service:	2024 to present
Responsibilities:	Security-management, risk and special-projects advisory across the Company’s product and operations functions
Prior positions and offices with the issuer:	n/a
Other employers, titles and dates of positions held during past three years:	Vice President — Global Security Operations, UnitedHealth Group (since August 2018). Formerly Associate Director — U.S. Corporate Security at Bayer, and 16 years with the United States Secret Service.
Name:	Ram Viswanathan
Title:	Vice President, Strategy and Intelligent Automation
Dates of Service:	present
Responsibilities:	Operational strategy and intelligent-automation initiatives; the operational-strategy responsibilities historically associated with a chief operating officer function are discharged in this role
Prior positions and offices with the issuer:	n/a
Other employers, titles and dates of positions held during past three years:

More than 20 years in operational excellence, process improvement and business transformation.

MBA, Cranfield School of Management; certified Lean Six Sigma Black Belt, Prince2 Practitioner and ITIL Managing Professional.

Name:	Diana Chuyko
Title:	Vice President, Marketing
Dates of Service:	present
Responsibilities:	Global go-to-market strategy, brand positioning, demand generation, integrated campaigns and marketing communications
Prior positions and offices with the issuer:	n/a
Other employers, titles and dates of positions held during past three years:	20-year marketing career with companies including bp, Air bp and Castrol.
Name:	Matthew Wilkinson
Title:	Vice President, Special Projects
Dates of Service:	present
Responsibilities:	Development of next-generation AI-driven programs and products
Prior positions and offices with the issuer:	n/a
Other employers, titles and dates of positions held during past three years:	Founder of Strivenn, a consultancy serving the life-sciences and technology industries.

The Company does not currently have a separately designated Chief Operating Officer or Chief Financial Officer. The finance function is currently administered by Mr. Hisham with outside accounting support, and the operational-strategy responsibilities historically associated with a chief operating officer function are discharged by Mr. Viswanathan.

PRINCIPAL SECURITY HOLDERS

Name of Holder	No. and Class of Securities Now Held	Pct. of Voting Power*
Arshad Hisham	6,500,000 shares of Class A Common Stock	99.98%
Regulation Crowdfunding investors (278 holders)	126,547 shares of Class B Common Stock	0.01%
Anil Advani	100,000 shares of Class B Common Stock	0.01%

* Voting power shown on a current basis. Mr. Hisham’s 6,500,000 shares of Class A Common Stock carry 200 votes per share and represent approximately 96.63% of outstanding shares and approximately 99.98% of combined voting power on a current basis. On a fully-diluted basis (assuming conversion of all outstanding SAFEs, vesting and settlement of all four outstanding stock appreciation right (“SAR”) pools, and exercise of the outstanding warrant, in each case using an assumed fair value of $40.00 per share of Class B Common Stock used by management for these unaudited financial statements), Mr. Hisham would hold approximately 57.15% of outstanding shares and approximately 99.70% of combined voting power.

BUSINESS AND ANTICIPATED BUSINESS PLAN

The Company is an AI, automation and robotics company with a platform strategy at its core. We believe that the connected home is the new technology battleground and the lack of mobility of existing personal home technology limits the possibilities of smart devices at home. A combination of mobility and new interaction paradigms such as voice command and gesture-based interactions help fuel new use cases in connected homes. We envision that our robot devices and services will serve as personal utility home robots, mobile home entertainment hubs, extensible personal assistants and Internet of Things (IoT) hubs, keeping your home safe and healthy, improving your day, and much more.

History and Structure

The Company was incorporated as a Delaware corporation on July 21, 2015.

Principal Products & Services

InGen’s flagship product is Aido, a modular service robot platform specifically designed for household, hospitality, healthcare and retail uses. Aido is designed to be set up out-of-the-box with customizable software and hardware to program it for different environments. Aido uses a combination of audio capture, lidar, camera systems and sensors to analyze the voice, gestures and movements of customers. Based on these, the device will begin to autonomously inform, guide, and entertain its users. Aido has been in development since the Company’s founding, and the first generation of Aido units began shipping to customers in late 2022.

In addition to Aido, the Company has a number of other products under development:

  Fari is a mobility and assistant robot platform, designed primarily for small-business service, hospitality and enterprise applications. Fari leverages the Company’s Origami software framework for autonomous navigation and task management.

  Senpai is an AI-driven education and engagement companion, focused on the consumer-education and family-engagement markets. Because it is intended to be used as an education tool, the Company is designing Senpai to be offered at an affordable price point for schools and families.

  Kaiser.HAUS is a powerful yet intuitive system we are designing to automate some of the world’s most advanced homes.

  Sentinel is a surveillance product that combines state-of-the-art software, sensor components and hardware technologies to covertly deploy as a layered multi-sensor platform to detect, recognize and combat active events. Sentinel is being designed to deliver highly accurate deep learning and AI-based real-time event detections to deliver the most secure access control environment available, from parking lots to building interiors, or wherever people and communities gather.

  Origami is a cutting-edge commercial platform-as-a-service (PaaS) that includes robotics, AI and smart automation-enabled features. Origami will provide customers with strategic opportunities, commercial benefits and technology support to strengthen and complement their own business and technology offerings.

As Aido and the Company’s other products and services reach their production and distribution stages, the Company will market these offerings to a range of customer segments, at multiple price structures. InGen’s customers include both retail consumers and “B2B” and other institutional and enterprise customers. Many of InGen’s products and services will be built on top of the Aido device, requiring a one-time hardware purchase and a recurring subscription (for personal consumers) or license (for enterprise customers) fee. The Company is also developing its Origami platform to be monetized across a number of channels.

Revenue Model

The Company expects to generate revenue from three principal streams: (i) direct sales of hardware products to consumers and businesses; (ii) education and training programs, including through the Company’s Junkbots School offering, which during the fiscal year ended December 31, 2025 generated $11,648.87 in direct U.S. cash receipts from third-party sources; and (iii) recurring-revenue software and platform services, which remain under development.

Market and Competition

The market for consumer and business robots is projected to expand rapidly over the next several years. Growth in connection with home devices, declining component costs, advancement of artificial intelligence and language learning models, and adoption of robotic devices by consumers serve as emerging trends driving the home robotics industry that will result in more advanced products and services being offered to consumers at lower price points.

Aido is designed as an extendable utility robot expected to push the envelope on gesture-based interaction technology using its projectors. Aido’s technology, algorithms and patterns are expected to give it a competitive advantage in the marketplace and prevent commoditization. Aido competes with companies and products like Amazon Astro, Temi, Elli-Q and Moxie.

Employees and Other Service Providers

The Company’s employees and contractors are concentrated in software engineering, product engineering, operations and general-and-administrative functions, and its headquarters are located at 4500 Great America Parkway, Santa Clara, California 95054. A portion of the Company’s research-and-development activities has been, and continues to be, performed through two related parties organized under the laws of India: A.H. Beta Dynamics and Robotics Pvt. Ltd. (“AH Beta”) and A.H. Gamma Dynamics and Robotics Pvt. Ltd. (“AH Gamma”), each an entity in which Mr. Hisham has or had a direct or indirect interest.

At December 31, 2025, the Company carried a $165,000 accounts receivable from AH Beta, representing funds raised by the Company in 2023 that remain held in India; remittance of these funds is subject to the Foreign Exchange Management Act, 1999 (India) and rules of the Reserve Bank of India, which may delay, condition or restrict access to them. See “Related Party Transactions” and the Notes to the Financial Statements.

RISK FACTORS

An investment in the Company involves a high degree of risk. The following section identifies risks that are specific to the Company’s business and financial condition, together with risks common to early-stage technology and hardware companies. These risks include, but are not limited to, risks relating to the Company’s financial condition and liquidity, its related-party arrangements and India operations, its capital structure, the markets in which it operates, and general economic and regulatory conditions. The Company is an early-stage company, and early-stage companies are inherently riskier than more developed companies. The risks described below are not the only risks the Company faces; additional risks not presently known to management, or that management currently deems immaterial, may also impair the Company’s business.

Stockholders’ Deficit and Substantial Doubt About Going Concern

The Company’s balance sheet reflects a total stockholders’ deficit of approximately $(2,583,753) as of December 31, 2025, comprising $66 of common stock, $144,238 historically recorded as “Preferred Stock” in respect of the Company’s 2017 Regulation Crowdfunding offering (subject to reclassification to Class B Common Stock), and $32,853,772 of SAR Reserve (additional paid-in capital, reflecting the recognition of four SAR pools described elsewhere in this report), offset by an accumulated retained-earnings deficit of approximately $(35,581,829).

The Company’s consolidated financial statements have been prepared on a going-concern basis. The Company has not generated profits since inception, has negative cash flows from operations, had a stockholders’ deficit of approximately $(2,583,753) and approximately $375 of cash on hand as of December 31, 2025, and has incurred recurring losses from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that its consolidated financial statements are issued. When the Company’s financial statements are audited, the independent registered public accounting firm’s report is expected to include an explanatory paragraph regarding this substantial doubt.

Unaudited Financial Statements Subject to Further Adjustment

The consolidated financial statements included in this report are unaudited and are prepared on a modified-accrual basis using the 2022 year-end balance sheet as the opening position. They have been (a) reconciled with the India-side ledgers maintained by AH Beta and AH Gamma, with the result that revenue and expense items relating to those related parties for the 2024 and 2025 fiscal years have been reclassified out and reflected, on an estimated basis, in a separate 2026 working schedule; (b) restructured to reflect a comprehensive January 1, 2023 prior-period adjustment recognizing the Company’s full SAFE portfolio, four SAR pools and the extinguishment of certain notes payable; and (c) restated to reclassify a portion of the Company’s 2017 Regulation Crowdfunding proceeds. These financial statements have not been audited in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The audit process may result in further adjustments, reclassifications or restatements, any of which could materially change the results of operations and financial position presented.

Material Weaknesses in Internal Control Over Financial Reporting

The Company has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. The identified material weaknesses are: (i) insufficient written policies and procedures to ensure the correct application of accounting and financial reporting with respect to the current requirements of U.S. GAAP and SEC disclosure requirements; (ii) an inability, due to the Company’s size and nature, to fully segregate conflicting duties; (iii) controls that are not adequate to ensure that all material related-party transactions and developments are properly identified, approved and reported, including with respect to the reconciliation of the Company’s books and records with those of AH Beta and AH Gamma; and (iv) the Company’s books and records not having, in the past, tracked all capitalization-table items, including the Indiegogo Backer, Origami Sale and SAR pools and approximately $3.8 million of SAFE instruments at aggregate purchase amount, that appear in the Company’s current capitalization table.

The Company has implemented, and is continuing to implement, measures to remediate these material weaknesses, including formalizing policies and procedures, enhancing compensating controls, strengthening identification and reporting of related-party transactions, and instituting a periodic capitalization-table-to-general-ledger reconciliation process. There can be no assurance that these measures will be sufficient to remediate the identified material weaknesses or avoid future material weaknesses.

SAFE Conversion and Future Dilution

As of December 31, 2025, the Company’s capitalization table reflects 37 outstanding SAFEs representing an aggregate purchase amount of approximately $4,523,386, of which approximately $2,498,386 is reflected as a SAFE liability on the December 31, 2025 balance sheet. Subject to the terms of each instrument, these SAFEs are expected to convert into shares of the Company’s Class C Preferred Stock (and, in limited cases, Class B Common Stock) upon a qualifying equity financing, resulting in substantial dilution to existing stockholders. Based on the valuation caps and discount rates of the individual SAFEs and an assumed $40.00 per share, management currently estimates that conversion would result in the issuance of approximately 2,875,132 shares of Class C Preferred Stock plus approximately 605,389 shares of Class B Common Stock. Actual conversion share counts may differ materially from these estimates.

Outstanding Warrant and SAR Settlements May Be Dilutive and Disputed

The Company has an outstanding warrant to purchase 463,700 shares of Class B Common Stock with an exercise price referencing a “public offering price” or an implied valuation, and four outstanding SAR pools (aggregating 820,804 shares of Class B Common Stock) that reference a fair market value at the date of exercise, which management has assumed equal to $40.00 per share for purposes of the financial statements. Settlement of these instruments, which is generally contingent upon a future public listing or other qualifying liquidity event, would be dilutive to existing stockholders. Because certain of these instruments reference a “public offering price” or fair market value that may not be readily determinable, the pricing, quantity and form of settlement may be disputed, negotiated or litigated, and may differ materially from management’s current estimates.

Significant Related-Party Arrangements and India Operations

The Company’s research-and-development activities have been, and continue to be, performed in part through AH Beta and AH Gamma, each a related party organized under the laws of India in which Mr. Hisham has or had a direct or indirect interest. The Company’s reliance on related parties for material operating functions creates risks relating to the identification, approval and reporting of related-party transactions, the reconciliation of the Company’s books and records with the India-side ledgers of those entities, and potential conflicts of interest.

Receivable from AH Beta Is Subject to Indian Exchange-Control Rules

As of December 31, 2025, the Company had a $165,000 accounts receivable from AH Beta, representing funds raised by the Company in 2023 that remain held in India. The remittance of these funds from India to the United States is subject to the Foreign Exchange Management Act, 1999 (India) and rules promulgated by the Reserve Bank of India, which may delay, condition or restrict the Company’s ability to access these funds. A failure to collect this receivable in full would reduce the Company’s reported assets and could further impair its liquidity.

Cross-Border Tax and Transfer-Pricing Risk

Payments to and from AH Beta and AH Gamma are subject to U.S. and Indian tax rules, including transfer-pricing requirements under Section 482 of the U.S. Internal Revenue Code and analogous provisions of Indian tax law that require services between related parties to be priced at arm’s length. The Company has not yet commissioned a formal transfer-pricing study. If the U.S. Internal Revenue Service or the Indian tax authorities were to reach different conclusions regarding the pricing or characterization of these arrangements, the Company could be subject to additional tax, interest and penalties.

Limited Operating History

The Company was incorporated on July 21, 2015 and remains an early-stage business. It has a limited operating history, has generated only minimal revenue ($11,649 in fiscal year 2025 and $nil in fiscal year 2024), and has incurred recurring losses from operations. The likelihood of the Company creating a successful business must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the growth of an early-stage business operating in a competitive industry.

Dependence on the Founder and Chief Executive Officer

The Company is highly dependent on the principal members of its management, in particular its Founder, Chief Executive Officer and Chairman, Arshad Hisham. The loss of Mr. Hisham, or of other members of the senior management team, could be detrimental to the Company if it cannot recruit suitable replacements in a timely manner. The Company does not maintain key-person life insurance on Mr. Hisham.

Competitive and Rapidly Changing Market

The artificial intelligence, robotics and connected-home markets in which the Company operates are highly competitive and dynamic, with new technology and services being introduced by a range of players, from larger established companies to start-ups. Some of the Company’s competitors have substantially greater financial and other resources. The Company’s products could be rendered technologically obsolete, and there can be no assurance that the Company will be able to compete successfully or that its products will achieve market acceptance.

Supply Chain, Manufacturing and Tariff Risk

The Company contracts with third-party manufacturers and component suppliers for the production of its hardware. Damage or disruption to manufacturing or distribution capabilities due to weather, natural disaster, pandemic, the financial or operational instability of key suppliers, or other causes could impair the Company’s ability to manufacture or sell products. Current or future tariffs and changes in global trade policy could complicate or disrupt the Company’s existing and future supply chain, including components sourced from India and other Asia-Pacific jurisdictions.

Review Under CFIUS as “Critical Technologies”

The U.S. government, through the Committee on Foreign Investment in the United States (“CFIUS”), has broad authority to review and potentially block or unwind foreign investments in U.S. businesses that produce, design, test, manufacture or develop “critical technologies,” including certain artificial intelligence, robotics, autonomy and cybersecurity technologies. The Company’s product portfolio may fall within this definition, which could affect the Company’s ability to attract certain foreign investment or strategic partners.

Complex and Evolving Laws, Regulation and Standards

The Company is subject to many U.S. federal, state and foreign laws and regulations, including those relating to data privacy and cybersecurity, artificial intelligence, intellectual property, consumer protection, product safety, wireless radio-frequency emissions, taxation, export controls and anti-corruption. The Company’s processing of personal information is subject to state-law privacy regimes such as the California Consumer Privacy Act. Robotics hardware and artificial intelligence software are the subject of growing public-policy debate, and changes in regulatory requirements could require the Company to modify its products or operations and could result in increased costs or reduced profitability.

Cybersecurity and Data Security

The Company’s products and services are “connected” products that may collect and store sensitive data, including personally identifiable information, voice-interaction data, and imagery data from device-mounted cameras and sensors. Data breaches occur at all levels of corporate sophistication, and the consequences can be costly, time-consuming and damaging to the Company’s reputation. If the Company’s security measures are breached, it may be required to notify affected persons, may face litigation, regulatory investigation and penalties, and may lose customer confidence, any of which could adversely affect its business.

Intellectual Property Protection

The value of the Company’s software, hardware and services depends on its ability to secure and maintain appropriate patent, trademark, copyright, trade-secret and other intellectual-property protections. Others may independently develop similar technology, duplicate the Company’s products, or design around its intellectual-property rights. Effective intellectual-property protection may be unavailable or limited in certain foreign countries, including in India, where the Company interacts through related parties.

Concentration of Voting Control

The Company has a multi-class capital structure. Mr. Hisham, the Company’s Founder, Chief Executive Officer and Chairman, holds 6,500,000 shares of Class A Common Stock (each entitled to 200 votes per share) and controls approximately 99.98% of the combined voting power of the Company’s outstanding capital stock on a current basis, and approximately 99.70% on a fully-diluted basis. As a result, Mr. Hisham is able to control the outcome of virtually all matters submitted to a vote of stockholders, including the election of directors and any change of control. Certain stockholder advisory firms have publicly opposed high-vote multi-class structures, and certain index providers exclude multi-class companies from major indices.

Waiver of Section 220 Inspection Rights

Stockholders who acquired the Company’s equity through its 2017 Regulation Crowdfunding offering executed subscription agreements that include a waiver of their rights under Section 220 of the Delaware General Corporation Law to inspect the Company’s books and records. A significant portion of the Company’s stockholder base has thus waived inspection rights that are otherwise available to Delaware stockholders, while others have not. This disparity may lead to stockholder litigation over the validity or scope of the waiver.

Anti-Takeover Provisions and Delaware Law

Provisions of the Delaware General Corporation Law and the Company’s charter documents — including the multi-class voting structure, the authorization of “blank check” preferred stock, the absence of cumulative voting, and advance-notice procedures for stockholder nominations — could make it more difficult for a third party to acquire the Company. The Company is also subject to Section 203 of the Delaware General Corporation Law.

Exclusive Forum

The Company’s charter documents provide that, unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain state-law claims, and that the federal district courts of the United States will be the exclusive forum for claims under the Securities Act. This exclusive-forum provision may limit a stockholder’s ability to obtain a favorable judicial forum for disputes with the Company, and a court could find the provision inapplicable or unenforceable.

Operational Interruption and Insurance

The Company’s operations are vulnerable to interruption by fire, severe weather, power loss, terrorist activity, cyber-attack and other events beyond its control. The Company’s principal offices are located in Santa Clara, California, a region subject to earthquakes and other natural disasters. The Company does not have a formal disaster-recovery plan for such events and does not carry sufficient insurance to compensate it for the actual losses from a business interruption that may occur.

Additional Disclosures

GENERALLY, IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS REPORT, READERS SHOULD KEEP IN MIND OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

OWNERSHIP AND CAPITAL STRUCTURE

The summaries below of the Company’s capital stock and other securities are qualified in their entirety by the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), the bylaws of the Company (“Bylaws”), and any agreements between or among the Company and the holder of any shares of capital stock or other securities.

FOR A COMPLETE DESCRIPTION OF INGEN DYNAMICS’ CAPITAL STOCK, YOU SHOULD REFER TO THE FORM OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS, AND APPLICABLE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”).

Description of Issuer’s Securities

4. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Type	Class A Common Stock
Securities (or Amount) Authorized	7,200,000
Securities (or Amount) Outstanding	6,500,000
Par Value Per Share	$0.00001
Voting Rights	Yes (200 votes per share)
Dividend Rights	Eligible to receive dividends as declared by the Company’s Board of Directors, subject to the prior rights of Class C shareholders
Liquidation Rights	Entitled to liquidation payments pro rata with Common Stock shareholders from any remaining available proceeds after Class C shareholders have been paid in full
Other Rights and Preferences	No preemptive, conversion or other rights
Type	Class B Common Stock
Securities (or Amount) Authorized	4,500,000
Securities (or Amount) Outstanding	226,547 (126,547 held by 278 Regulation Crowdfunding investors; 100,000 held by Anil Advani under the 2015 Stock Incentive Plan)
Par Value Per Share	$0.00001
Voting Rights	Yes (1 vote per share)
Dividend Rights	Eligible to receive dividends as declared by the Company’s Board of Directors, subject to the prior rights of Class C shareholders
Liquidation Rights	Entitled to liquidation payments pro rata with Common Stock shareholders from any remaining available proceeds after Class C shareholders have been paid in full
Other Rights and Preferences	No preemptive, conversion or other rights
Type	Class C Preferred Stock
Securities (or Amount) Authorized	2,000,000
Securities (or Amount) Outstanding	0
Par Value Per Share	$0.01
Voting Rights	None
Dividend Rights	Eligible but not entitled to receive dividends; however, if the Board of Directors declares a dividend on any shares, Class C shareholders are entitled to dividends prior and in preference to any declaration or payment of any dividend on shares of Common Stock
Liquidation Rights	Entitled to greater of liquidation payments pro rata with Class C shareholders prior to any distribution of proceeds to Common Stock shareholders, or amount payable to Common Stock shareholders if all shares of Class C Stock had been converted into Common Stock
Conversion Rights	Entitled to conversion to Class D Shares at the option of the shareholder, upon any liquidation or dissolution or “deemed liquidation event” (which generally includes any merger or change of control)
Other Rights and Preferences	No preemptive or other rights
Type	Class D Common Stock
Securities (or Amount) Authorized	300,000
Securities (or Amount) Outstanding	0
Par Value Per Share	$0.00001
Voting Rights	None
Dividend Rights	Eligible to receive dividends as declared by the Company’s Board of Directors, subject to the prior rights of Class C shareholders
Liquidation Rights	Entitled to liquidation payments pro rata with Common Stock shareholders from any remaining available proceeds after Class C shareholders have been paid in full
Transfer Restrictions	Shares of Class D Common Stock may be subject to customary market stand-off and lock-up restrictions in connection with a future public listing or similar liquidity event, which may limit or delay a holder’s ability to transfer shares for a period of time surrounding such an event.
Other Rights and Preferences	No preemptive, conversion or other rights
Type	Simple Agreements for Future Equity (SAFE)
Securities (or Amount) Authorized	n/a
Securities (or Amount) Outstanding	37 SAFEs, representing an aggregate purchase amount of approximately $4,523,386
Securities Reserved for Issuance upon Exercise or Conversion	See below
Voting Rights	None
Other Rights	Subject to the terms of each instrument, convertible into shares of the Company’s Class C Preferred Stock (and, in limited cases, Class B Common Stock) upon a qualifying equity financing. Based on the valuation caps and discount rates of the individual SAFEs and an assumed $40.00 per share, management currently estimates conversion into approximately 2,875,132 shares of Class C Preferred Stock plus approximately 605,389 shares of Class B Common Stock. Actual conversion share counts may differ materially.
Type	Common Stock Warrant (GEM Yield Bahamas Limited)
Securities (or Amount) Authorized	463,700 shares
Securities (or Amount) Outstanding	463,700 shares
Securities Reserved for Issuance upon Exercise or Conversion	0
Par Value Per Share	n/a
Voting Rights	None
Other Rights	Issued in connection with the GEM Share Purchase Agreement (July 2, 2021, as amended July 2023). Exercisable, within three years following a public listing of the Company’s capital stock, for shares of Class B Common Stock representing up to 4.5% of the Company’s total equity capitalization on a fully-diluted basis, at an exercise price equal to the lesser of (i) the public offering price (or closing bid price on the listing date) or (ii) the amount implied by a $225,000,000 Company valuation divided by total equity interests outstanding on a fully-diluted basis. The warrant is contingent on a public listing and is not reflected as a liability on the balance sheet.
Type	Stock Appreciation Rights (SAR) — four pools
Securities (or Amount) Authorized	820,804‡ shares of Class B Common Stock
Securities (or Amount) Outstanding	820,804‡ shares of Class B Common Stock
Securities Reserved for Issuance upon Exercise or Conversion	0
Par Value Per Share	n/a
Voting Rights	None
Other Rights	Comprises four pools: Employee/Advisor (530,046 shares), Indiegogo Backer (125,065 shares; 5× multiplier), Origami/Magnus Token Sale (28,709 shares; 2× multiplier) and Bridge SAR (136,984 shares; 3× matured value). Settleable, generally on or after a future public listing or qualifying liquidity event, for the amount by which the fair market value of the Class B Common Stock exceeds a specified base price, payable in shares. Recognized within SAR Reserve (additional paid-in capital) at an aggregate value of $32,853,772 as part of the comprehensive January 1, 2023 prior-period adjustment.

‡ Assumes a fair market value of the Company’s Class B Common Stock of $40.00 per share, the assumed fair value per share used by management for purposes of these unaudited financial statements. See “Exhibit A — Financial Statements,” Note 5.

In addition to the current limitations and qualifications of the rights of Shares of the Company’s Class D Common Stock as described in the tables presented in response to Question 17, above, and the possibility of future modifications of such limitations and qualifications as described in the answers to Questions 7 and 16, above, the Shares are also subject to dilution as follows:

Immediate Dilution

An early-stage company typically sells its shares (or grants options to acquire its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders and early employees and/or investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in an offering.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. An investor’s stake in the Company could be diluted due to the Company issuing additional shares, whether as part of a capital-raising event, upon conversion of simple agreements for future equity (“SAFEs”) or other convertible instruments, or issued as compensation to the Company’s employees or marketing partners. In other words, when the Company issues more shares, the percentage of the Company that an investor owns will go down, even though the value of the Company may go up—in which case the investor will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. SAFEs, convertible notes, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early-stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only and are not indicative of the Company’s valuation or capital structure):

  In September 2024, Adam invests $10,000 in a company valued at $1 million. Upon this investment, he is issued 100,000 shares in the company, representing 1% of all the company’s shares.

  By March 2025, the company is doing very well and raises $1 million from venture capitalists based on a company valuation (before the new investment) of $5 million. While Adam still owns 100,000 shares, that now only represents about 0.8% of the company’s shares. However, Adam’s shares are now worth $50,000.

  In December 2025, the company has run into serious problems and in order to stay afloat it raises another $1 million from investors at a (pre-investment) valuation of only $3 million (commonly called a “down round”). Adam now owns only about 0.6% of the company and his stake is worth only $25,000.

This type of dilution might also happen upon conversion of convertible instruments, such as convertible notes or SAFEs, into shares. Typically, the terms of convertible instruments issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible instruments get to convert their instruments into equity at a “discount” to the price paid by the new investors (i.e., they get more shares than the new investors would for the same price). Additionally, convertible instruments may have a “valuation cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible instruments get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible instruments will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to convertible instruments that the Company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Shares of the Company’s Class D Common Stock may be subject to customary market stand-off and lock-up restrictions in connection with a future public listing or similar liquidity event, which may limit or delay a holder’s ability to transfer shares for a period of time surrounding such an event.

The following describe the material terms of indebtedness of the issuer:

Creditor(s)	Amount Outstanding	Interest Rate	Maturity Date	Other Material Terms
Sumeer (affiliate, revolving)	$192,827	n/a*	n/a	Non-interest-bearing revolving loan from Sumeer Hisham, a family member of the Chief Executive Officer, to cover Company expenses and costs (notes payable, related party; see Notes to the Financial Statements, Note 7). *The Company intends to document this loan in a written revolving loan agreement at a stated interest rate not below the applicable federal rate.
SAFE holders (various)	$2,498,386	varies	n/a	Aggregate purchase amount of approximately $4,523,386 across 37 SAFEs; carrying amount of $2,498,386 reflected as a SAFE liability Face amount (plus interest, if applicable) converts into shares of the Company’s capital stock upon certain triggering events (Note 6).
Direct funding pending SAFE (“Other Credit”)	$57,915	n/a	n/a	Direct receipts classified as funding pending formal instrument documentation (SAFE / note); increased by $12,960 during 2025 (Note 7)

The following are the issuer’s sales of unregistered securities within the past three years, in each case in reliance on an available exemption from registration under the Securities Act:

Date / Period	Exemption Relied Upon	Securities	Amount	Notes
2024–2026	Sec. 4(a)(2) / Reg. D	SAFEs	~$1,411,691	Discrete SAFE issuances
Jan. 1, 2023	Rule 701 / Sec. 4(a)(2)	SAR pools (four)	n/a (services)	820,804 shares of Class B Common Stock recognized via the comprehensive prior-period adjustment
Nov. 2023	Sec. 4(a)(2)	SARs	n/a ($805,000)	SAR pool
Jul. 2021	Sec. 4(a)(2)	Common Stock Warrant	n/a (services)	463,700 shares (GEM Yield Bahamas Limited)

RELATED PARTY TRANSACTIONS

The following describes transactions and relationships involving the Company and persons or entities that are related parties of the Company, including its Founder, Chief Executive Officer and Chairman, Arshad Hisham, and entities in which Mr. Hisham has or had a direct or indirect interest.

A.H. Beta Dynamics and Robotics Pvt. Ltd. (“AH Beta”)

AH Beta is a private company organized under the laws of India in which Mr. Hisham has or had a direct or indirect interest. AH Beta has provided the Company with software engineering, machine learning, hardware design and mechanical engineering services. As of December 31, 2025, the Company carried a $165,000 accounts receivable from AH Beta, unchanged from December 31, 2024, representing funds raised by the Company in 2023 that remain held in India; the remittance of these funds is subject to the Foreign Exchange Management Act, 1999 (India).

A.H. Gamma Dynamics and Robotics Pvt. Ltd. (“AH Gamma”)

AH Gamma is a private company organized under the laws of India in which Mr. Hisham has or had a direct or indirect interest.

Sumeer Affiliate Loan

Sumeer, a family member of Mr. Hisham, has extended loans to the Company on a revolving basis. As of December 31, 2025, the aggregate amount outstanding was approximately $192,827, presented as notes payable, related party. The loan is currently non-interest-bearing; the Company intends to document it in a written revolving loan agreement at a stated interest rate not below the applicable federal rate.

GEM Share Purchase Agreement

On July 2, 2021, the Company entered into a Share Purchase Agreement with GEM Global Yield LLC SCS (“GEM”) and GEM Yield Bahamas Limited (“GYBL”), as amended in July 2023. In connection with the agreement, the Company agreed to pay GEM a commitment fee of $3,000,000, payable in cash or in freely tradeable common shares at the Company’s option, and issued GYBL a warrant covering 463,700 shares of Class B Common Stock. Each of the commitment fee and the warrant is contingent on, and becomes payable or exercisable upon, a future public listing or other qualifying liquidity event, and accordingly neither is reflected as a liability on the Company’s December 31, 2025 balance sheet; each is disclosed in the Notes to the Financial Statements. GEM and GYBL are not affiliates of the Company; this arrangement is reported for clarity given its magnitude.

Other Related-Party and Recent Matters

Anil Advani, who has served as external corporate counsel to the Company, holds 100,000 shares of Class B Common Stock granted under the Company’s 2015 Stock Incentive Plan. Subsequent to December 31, 2025, the Company (i) entered into a committed Simple Agreement for Future Equity facility in the aggregate amount of $1,000,000 (dated April 15, 2026), to be drawn in tranches, of which no tranches had been drawn as of December 31, 2025, and (ii) issued a $25,000 SAFE in April 2026.

Specified Person	Relationship to Issuer	Nature of Interest in Transaction	Amount of Interest
A.H. Beta Dynamics and Robotics Pvt. Ltd.	common interest of CEO	overseas R&D/engineering services; 2023-origin receivable held in India (subject to FEMA); 2024 accrued items reclassified out pending review	$165,000 receivable
Sumeer	family member of CEO	non-interest-bearing revolving advances (notes payable, related party)	$192,827

Exhibit A

FINANCIAL STATEMENTS

INGEN DYNAMICS, INC.

(a Delaware corporation)

Unaudited Financial Statements

For the calendar year ended December 31, 2025

with comparative figures for the year ended December 31, 2024

Statement of Operations

for the years ended December 31, 2025 and 2024 (in U.S. dollars)

	2024	2025
Revenues, net	—	11,648.87
Operating expenses
Accounting charges
	—	136.00
Bank fees
	262.59	3,040.69
Research and development
	45,352.44	21,310.00
Total operating expenses	45,615.03	24,486.69
Net Operating Income (Loss)	(45,615.03)	(12,837.82)
Net Income (Loss)	(45,615.03)	(12,837.82)

Balance Sheet

as at December 31, 2025 and 2024 (in U.S. dollars)

	31 Dec 2024	31 Dec 2025
ASSETS
Current Assets
Cash and cash equivalents
	253	375
Accounts receivable — AH Beta (2023-origin; held in India)
	165,000	165,000
Total current assets	165,253	165,375
Total Assets	165,253	165,375
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Notes payable, related party (Sumeer Hisham)
	192,827	192,827
Other Credit (direct funding pending SAFE / note)
	44,955	57,915
SAFE instruments
	2,295,000	2,498,386
Total Liabilities	2,532,782	2,749,128
STOCKHOLDERS’ DEFICIT
Common stock
	66	66
Reg CF proceeds (historically “Preferred Stock”; pending reclassification)
	144,238	144,238
SAR Reserve (APIC) — four pools (1/1/2023 prior-period adjustment)
	32,853,772	32,853,772
Accumulated retained-earnings deficit
	(35,365,605)	(35,581,829)
Total Stockholders’ Deficit	(2,367,529)	(2,583,753)
Total Liabilities and Stockholders’ Deficit	165,253	165,375

Total Assets equal Total Liabilities and Stockholders’ Deficit for both periods ($165,375 at December 31, 2025; $165,253 at December 31, 2024).

Statement of Shareholders’ Equity (Deficit)

for the years ended December 31, 2025 and 2024 (in U.S. dollars)

	Common Stock	Reg CF Proceeds	SAR Reserve	Retained Deficit	Total
Balance as of December 31, 2024	66	144,238	32,853,772	(35,365,605)	(2,367,529)
Net loss for 2025				(12,838)	(12,838)
SAFE issuances and reclassifications, 2025 (non-cash)				(203,386)	(203,386)
Balance as of December 31, 2025	66	144,238	32,853,772	(35,581,829)	(2,583,753)

Statement of Cash Flows

for the years ended December 31, 2025 and 2024 (in U.S. dollars)

	2024	2025
Operating Activities
Net loss
	(45,615)	(12,838)
(Increase) decrease in accounts receivable
	—	—
Net cash used in operating activities	(45,615)	(12,838)
Investing Activities
None
	—	—
Net cash used in investing activities	—	—
Financing Activities
Proceeds from direct funding (Other Credit)
	44,955	12,960
Net cash from financing activities	44,955	12,960
Net change in cash and cash equivalents	(660)	122
Cash and cash equivalents at beginning of period	913	253
Cash and cash equivalents at end of period	253	375

The statement of cash flows is derived on the restructured modified-accrual basis. Non-cash SAFE issuances and reclassifications of $203,386 recognized during 2025 are excluded from financing activities, as they did not involve cash receipts in that amount.

Notes to the Financial Statements (Unaudited)

for the years ended December 31, 2025 and 2024

Note 1 — Nature of Operations. InGen Dynamics, Inc. (the “Company”) was organized as a corporation in Delaware on July 21, 2015. The Company is an artificial intelligence, automation and robotics company developing a portfolio of consumer, enterprise and security products, including Aido (shipping), Fari, Senpai, Kaiser.HAUS, Sentinel and the Origami software framework.

Note 2 — Basis of Presentation. These unaudited consolidated financial statements are prepared on a modified-accrual basis, using the 2022 year-end balance sheet as the opening position.

Note 3 — Significant Accounting Policies. The accounting and reporting policies are intended to conform to U.S. GAAP. Revenue is recognized under ASC 606; fiscal year 2025 revenue of $11,648.87 consisted of direct U.S. cash education receipts. Cash of $375 and $253 was held at December 31, 2025 and 2024, respectively. The four SAR pools are classified within additional paid-in capital (SAR Reserve) as equity under ASC 718 and recognized via the ASC 250 prior-period adjustment (see Note 5). SAFEs are classified as liabilities (see Note 6). The Company maintains no material fixed or intangible assets.

Note 4 — Going Concern. The accompanying financial statements have been prepared on a going-concern basis. The Company has not generated profits since inception, has negative cash flows from operations, had a stockholders’ deficit of approximately $(2,583,753) and approximately $375 of cash on hand as of December 31, 2025, and has incurred recurring losses. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued.

Note 5 — Stockholders’ Deficit and SAR Pools. Outstanding shares comprise 6,500,000 shares of Class A Common Stock and 226,547 shares of Class B Common Stock (126,547 held by 278 Regulation Crowdfunding investors and 100,000 held by Anil Advani under the 2015 Stock Incentive Plan). The $144,238 of 2017 Regulation Crowdfunding proceeds historically recorded as “Preferred Stock” is maintained under that label pending formal reclassification to Class B Common Stock. The SAR Reserve of $32,853,772 reflects four SAR pools recognized at an assumed $40.00 fair value per share via the January 1, 2023 prior-period adjustment: Employee/Advisor (530,046 shares; $21,201,970.50), Indiegogo Backer (125,065 shares; $5,017,650.00; 5×), Origami/Magnus Token Sale (28,709 shares; $1,154,795.78; 2×) and Bridge SAR (136,984 shares; $5,479,356.16; 3× matured value), aggregating 820,804 shares. Under an alternative ASC 718 strict-interpretation treatment, a substantial portion of the aggregate recognition would instead be treated as 2023 stock-based compensation expense and a loss on debt extinguishment; the closing balance sheet is identical under both treatments, and only 2023 reported net loss would differ.

Note 6 — SAFE Instruments. As of December 31, 2025, the Company’s capitalization table reflects 37 SAFEs with an aggregate purchase amount of approximately $4,523,386, of which $2,498,386 is reflected as a SAFE liability (December 31, 2024: $2,295,000).

Note 7 — Debt. Notes payable, related party, consist of a non-interest-bearing revolving loan from Sumeer Hisham (a family member of the Chief Executive Officer) of $192,827. Amounts classified as “Other Credit” were $57,915 at December 31, 2025 (December 31, 2024: $44,955), reflecting $12,960 of incremental 2025 receipts pending formal instrument documentation.

Note 8 — Related-Party Transactions. The Company carries a $165,000 receivable from AH Beta (2023-origin funds held in India, the remittance of which is subject to the Foreign Exchange Management Act, 1999 (India)).

Note 9 — Internal Control Over Financial Reporting. Management has identified material weaknesses in internal control over financial reporting, including insufficient written policies and procedures, limitations on segregation of duties, inadequate controls over the identification and reporting of related-party transactions (including reconciliation with AH Beta and AH Gamma), and historical failure to track all capitalization-table items (including three of the four SAR pools and approximately $3.8 million of SAFEs at aggregate purchase amount). Remediation measures are in progress; there is no assurance they will be sufficient.

Note 10 — Commitments and Contingencies. There is no material pending litigation. Under the GEM Share Purchase Agreement (July 2, 2021, as amended July 2023), the Company has (i) a $3,000,000 commitment fee payable in cash or freely tradeable common shares at the Company’s option, and (ii) an outstanding warrant covering 463,700 shares of Class B Common Stock. Each is contingent on a future public listing or other qualifying liquidity event and is not recognized as a liability as of December 31, 2025. The GEM facility (up to $150,000,000 of share-subscription capacity) is undrawn and is exercisable, at the Company’s discretion, only following such an event.

Note 11 — Subsequent Events. Management evaluated subsequent events through the date these financial statements were available to be issued. In April 2026, the Company entered into a committed SAFE facility in the aggregate amount of $1,000,000 (dated April 15, 2026), to be drawn in tranches, and issued a $25,000 SAFE. No recognition of these subsequent events is required as of December 31, 2025.

Principal Executive Officer Certification

I, Arshad Hisham, certify that the financial statements of InGen Dynamics, Inc. included in this Form are true and complete in all material respects.

By: /s/ Arshad Hisham

Name: Arshad Hisham

Title: Founder, Chief Executive Officer, Secretary and Chairman (Principal Executive Officer)